  Exhibit 99.1

For Immediate Release

LightPath Technologies Reports Financial Results for
Fiscal 2021 First Quarter

Record First Quarter Revenue; Order Backlog Up From Prior Year;
Manufacturing Capacity Added

ORLANDO, FL – November 5, 2020 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer and integrator of proprietary optical and infrared components and high-level assemblies, today announced its financial results for its fiscal 2021 first quarter ended September 30, 2020.

Fiscal 2021 First Quarter Highlights:

●
Revenue for the first quarter of fiscal 2021 was $9.5 million, an increase of 26%, as compared to $7.6 million in the first quarter of fiscal 2020.
●
Total backlog increased 26% to $20.9 million at September 30, 2020, compared to $16.6 million at September 30, 2019.
●
Gross margin as a percentage of revenue for the first quarter of fiscal 2021 was 40%, compared to 32% in the first quarter of fiscal 2020.
●
Net income for the first quarter of fiscal 2021 was $97,000, compared to a net loss of $1.4 million in the first quarter of fiscal 2020.
●
EBITDA* for the first quarter of fiscal 2021 was $1.4 million, compared to an EBITDA loss of $236,000 in the first quarter of fiscal 2020.
●
Capital expenditures were approximately $1.2 million for the first quarter of fiscal 2021, compared to $257,000 for the first quarter of fiscal 2020.
●
Total debt, including finance leases, was reduced by 5% or approximately $308,000 in the first quarter of fiscal 2021, from June 30, 2020.
●
Cash and cash equivalents of $5.4 million at September 30, 2020 was consistent with the balance as of June 30, 2020.

* This press release includes references to non-GAAP financial measures. Please see the heading “Use of Non-GAAP Financial Measures” below for a more complete explanation.

Management Comments

Sam Rubin, President and Chief Executive Officer of LightPath, stated, “Strong performance in the first quarter of fiscal 2021 reflects our continued trajectory of growth. Our growth and strong performance can be seen both sequentially, compared to the fourth quarter of fiscal 2020, as well as compared to the first quarter of last fiscal year, in which we suffered from significant operational challenges that impacted results in that quarter. Despite the coronavirus (“COVID-19”) pandemic, which has disrupted supply chains and caused economic upheaval beyond the toll on global health conditions, we have been able to deliver strong results and have positioned the Company for more profitable and longer-term growth. I would like to commend our global staff for their continued efforts to support our customers while adhering to health and safety protocols to protect our co-workers and their families.

“We are pleased to announce strong growth in first quarter revenue of $9.5 million, an increase of 26% from the first quarter of fiscal 2020 and 4% higher on a sequential basis from the fourth quarter of fiscal 2020. Revenue growth occurred in most of our key product categories as diversification remains a competitive strength for LightPath. Most notable has been the demand for our precision molded optics (“PMO”) lenses for the 5G infrastructure buildout and from our vertically integrated manufacturing platform for infrared optics and optical assemblies made with our own BD6 material. We shipped approximately 1.3 million lenses in the first quarter, another record for the Company, which is an increase of 105% from 0.6 million in the first quarter of last year and 9% from 1.2 million in the previous quarter.

“Though we have added capacity in recent months, we remain capacity constrained amid the growth in both revenue and total backlog, each of which has increased 26% as of September 30, 2020, as compared to September 30, 2019. Production capacity increased by 9% from the fourth quarter of fiscal 2020 as we began to bring online additional molding equipment which we began acquiring late in the third quarter of fiscal 2020, when we first began experiencing outsized demand. To further address the capacity constraints, we have been focusing on production efficiencies and other capital investments. Capital expenditures are targeted at $2.5 million for fiscal 2021 but expenditures will continue to be evaluated as we balance the potential for further growth and efficiency improvements against expansion of our backlog, which may compel us to make additional investments. The period of time from investment to revenue generation varies by the type of equipment acquired and the timing of deployment.

“Continuous improvement through operational excellence, which is just one of the priorities identified as part of our new strategic direction, has already made an impact. Coinciding with our capital expenditure strategy, our profitability enhancement and production efficiency initiatives are intended to generate higher margins. Gross margin for the first quarter of fiscal 2021 improved more than 150 basis points from the fourth quarter of fiscal 2020. EBITDA increased to $1.4 million for the fiscal 2021 first quarter, from a loss of $236,000 in the same period of the prior fiscal year. Compared to the fourth quarter of fiscal 2020, the decrease in EBITDA from $1.7 million to $1.4 million in the first quarter of fiscal 2021 was primarily due to an unfavorable difference in foreign currency transaction gains and losses of approximately $250,000, which is not within our control.

“The results announced today reflect continued sales growth, improving manufacturing efficiencies and ongoing management of expenses. Our disciplined cash management has allowed us to hold a consistent cash balance of approximately $5.4 million during the first quarter of fiscal 2021, despite the increase in capital expenditures, while further reducing our total debt. We are pleased with the progress made in the first quarter of fiscal 2021 and are upbeat about future results and implementation of a strategy based on our strengths and our core capabilities to address the largest and fastest growing trends in our industry for visible and infrared optical solutions.”

Financial Results for the Three Months Ended September 30, 2020, Compared to the Three Months Ended September 30, 2019

Revenue for the first quarter of fiscal 2021 was approximately $9.5 million, an increase of $2 million, or 26%, as compared to $7.6 million in the same period of the prior fiscal year. Sales of infrared (“IR”) products comprised 50% of the Company’s consolidated revenue in the first quarter of fiscal 2021, as compared to 52% of consolidated revenue in the same period of the prior fiscal year. Visible PMO product sales represented 45% of consolidated revenues in the first quarter of fiscal 2021, as compared to 42% in the same period of the prior fiscal year. Specialty products continue to be a small component of the Company’s business, representing 5% of consolidated revenue in the first quarter of fiscal 2021, as compared to 6% in the same period of the prior fiscal year.

Revenue generated by IR products was approximately $4.7 million in the first quarter of fiscal 2021, an increase of 19%, as compared to $4.0 million in the same period of the prior fiscal year. The increase is primarily due to greater demand for molded IR products, including lenses made with LightPath’s new BD6 material. The increased demand for molded IR products continues to be driven in large part by fever detection products as a result of the ongoing COVID-19 pandemic. Demand for industrial applications, firefighting and other public safety applications also continues to be strong. Sales of diamond-turned infrared products also increased as compared to the first quarter of fiscal 2020, primarily due to the timing of order shipments against a large-volume annual contract, for which shipments were lower in the first quarter of fiscal 2020.

Revenue generated by PMO products was approximately $4.3 million for the first quarter of fiscal 2021, an increase of $1.1 million, or 35%, as compared to $3.2 million in the same period of the prior fiscal year. The improvement in revenue is attributed to an increase in sales to customers in the telecommunications market related to 5G infrastructure equipment, as well as demand from the commercial and defense markets. Catalog and distribution sales, which had decreased in recent quarters due to the impact of COVID-19 on colleges and universities, increased sequentially from the previous quarter, and were similar to the first quarter of fiscal 2020.

Revenue generated by specialty products was approximately $491,000 in the first quarter of fiscal 2021, an increase of $83,000, or 20%, as compared to $408,000 in the same period of the prior fiscal year. This increase is primarily related to growth in sales of collimator assemblies to customers in the industrial and commercial markets.

Gross margin in the first quarter of fiscal 2021 was approximately $3.9 million, an increase of 61% as compared to approximately $2.4 million in the same period of the prior fiscal year. Total cost of sales was approximately $5.7 million for the first quarter of fiscal 2021, compared to $5.2 million for the same period of the prior fiscal year. The increases in gross margin and cost of sales are primarily driven by the growth in revenue. Gross margin as a percentage of revenue was 40% for the first quarter of fiscal 2021, compared to 32% for the first quarter of fiscal 2020. The increase in gross margin as a percentage of revenue is primarily due to higher revenue and volumes across all product groups. In addition, there were several factors that negatively impacted the first quarter of fiscal 2020, such as increased tariffs, the impacts of which have since been mitigated. The Company continues to improve yields on BD6 products, which contributed to higher costs and lower margins during the first quarter of fiscal 2020. Volumes continue to increase for BD6-based infrared molded products, and margins are expected to continue to improve as these products mature. In addition, development efforts to convert certain germanium-based diamond-turned infrared products to BD6 material are ongoing, which is expected to further improve infrared margins over time.

During the first quarter of fiscal 2021, total operating expenses were approximately $3.2 million, an increase of $168,000 million, or 6%, as compared to $3.0 million in the same period of the prior fiscal year. Selling, general and administrative (“SG&A”) costs increased by approximately $99,000, or 4%, as compared to the same period of the prior fiscal year. The change is due to personnel-related costs associated with a moderate increase in headcount, as well as additional outside consulting services for projects related to operational improvements. New product development costs increased by approximately $22,000, or 5%, primarily due to additional engineering support to accommodate the demand for optical design.

Interest expense, net, was approximately $59,000 in the first quarter of fiscal 2021, as compared to approximately $99,000 in the same period of the prior fiscal year. The decrease in interest expense is primarily due to the paydown of principal and lower interest rates compared to the first quarter of fiscal 2020.

During the first quarter of fiscal 2021, the Company recorded income tax expense of $435,000, as compared to $148,000 in the same period of the prior fiscal year, primarily related to income taxes on the income generated by one of the Company’s Chinese subsidiaries, LightPath Optical Instrumentation (Zhenjiang) Co., Ltd (“LPOIZ”). Income taxes for the first quarter of fiscal 2021 also included Chinese withholding taxes of $300,000 associated with the intercompany dividend declared by LPOIZ during the first quarter. While this repatriation transaction resulted in some additional Chinese withholding taxes, LPOIZ currently qualifies for a reduced Chinese income tax rate; therefore, the total income tax on those earnings was still lower than it would have been using the normal income tax rate. LightPath has NOL carry-forward benefits of approximately $74 million available to apply against taxable income as reported on a consolidated basis in the U.S. Outside of the U.S., income taxes are attributable to the Company’s wholly-owned subsidiaries in China. Income generated by the Company’s wholly-owned subsidiary in Latvia is subject to distribution tax, however, the Company currently does not intend to distribute earnings subject to this tax and, therefore, no taxes have been accrued on these earnings. Instead, profits are allocated to investments in future IR business activity growth.

LightPath recognized net foreign currency transaction losses due to changes in the value of the Chinese Yuan and Euro against the U.S. Dollar in the amount of approximately $98,000 in the first quarter of fiscal 2021, compared to net foreign currency transaction losses of $497,000 for the first quarter of fiscal 2020. These foreign currency transaction losses had no impact on basic and diluted earnings per share for the first quarter of fiscal 2021, and a $0.02 unfavorable impact on the basic and diluted loss per share for the first quarter of fiscal 2020.

Net income for the first quarter of fiscal 2021 was approximately $97,000, or $0.00 basic and diluted earnings per share, compared to a net loss of approximately $1.4 million, or $0.05 basic and diluted loss per share for the first quarter of fiscal 2020.

Weighted-average shares of common stock outstanding were 25,982,260 basic and 28,432,275 diluted in the first quarter of fiscal 2021, compared to 25,826,771 basic and diluted shares in the first quarter of fiscal 2020. The increase in the weighted-average shares of common stock outstanding was due to shares of Class A common stock issued under the Employee Stock Purchase Plan and upon the exercises of stock options and restricted stock units.

EBITDA for the first quarter of fiscal 2021 was approximately $1.4 million, as compared to an EBITDA loss of approximately $236,000 for the first quarter of fiscal 2020. The increase in EBITDA for the first quarter of fiscal 2021 was primarily due to higher sales resulting in higher gross margin and operating income as compared to the same period of the prior fiscal year. In addition, there was a favorable difference of approximately $400,000 in foreign transaction losses.

Cash and cash equivalents totaled approximately $5.4 million as of September 30, 2020, approximately the same as at June 30, 2020. Cash provided by operations was approximately $662,000 for the first quarter of fiscal 2021, as compared to approximately $450,000 in the first quarter of fiscal 2020. The increase in cash flow from operations for the first quarter of fiscal 2021 is primarily due to the increase in net income, partially offset by an increase in inventory driven by the growth in revenue and backlog. The Company expended approximately $1.2 million for investments in capital equipment during the first quarter of fiscal 2021, compared to approximately $257,000 in the same period of the prior fiscal year. The majority of capital expenditures during the first quarter of fiscal 2021 were related to the continued expansion of infrared coating capacity as well as increasing lens pressing and dicing capacity to meet current and forecasted demand.

The current ratio as of September 30, 2020 was 3.0 to 1, compared to 2.9 to 1 as of June 30, 2020. Total stockholders’ equity as of September 30, 2020 was approximately $35.7 million, compared to $34.6 million as of June 30, 2020. The net increase in stockholders’ equity over the prior period is primarily due to net income coupled with adjustments for stock-based compensation, for which the expense is offset in additional paid-in capital, as well as foreign currency translation adjustment gains, which are included in other comprehensive income.

Historically, LightPath has disclosed sales backlog on a 12-month basis, which examined orders required by customers for delivery within a one-year period. To better align with the Company’s strategic focus on longer-term customer orders and relationships, beginning in fiscal 2021 disclosure will be provided for total backlog and will include all firm orders that are reasonably believed to remain in the backlog and convert into revenues. As of September 30, 2020, LightPath’s total backlog was $20.9 million, an increase of 26% from $16.6 million as of September 30, 2019, and a decrease of 5% from $21.9 million as of June 30, 2020. The majority of the decrease in backlog from the end of fiscal 2020 to the end of the first quarter of fiscal 2021 was due to the timing of shipments against long-term contracts. These contracts are expected to renew in future quarters, which may substantially increase backlog levels at the time the orders are received, and backlog will subsequently be drawn down as shipments are made against these orders.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA and gross margin, both of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see the tables provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization.

The Company calculates gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for total costs and expenses. The Company uses gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, November 5, 2020 at 4:30 p.m. ET to discuss its financial and operational performance for its fiscal 2021 first quarter ended September 30, 2020.

Date: Thursday, November 5, 2020
Time: 4:30 PM (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: https://services.choruscall.com/links/lpth201105.html

Participants are recommended to dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through November 19, 2020. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID #10149045.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs and manufactures proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, and include, for example, statements related to the expected effects on the Company’s business from the COVID-19 pandemic. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company products; the ability of the Company to obtain needed raw materials and components from its suppliers; actions governments, businesses, and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that the Company could take to reduce operating costs; the inability of the Company to sustain profitable sales growth, convert inventory to cash, or reduce its costs to maintain competitive prices for its products; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2020. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Contacts:
Sam Rubin, President & CEO	Don Retreage, Jr. CFO	Jordan Darrow
LightPath Technologies, Inc.	LightPath Technologies, Inc.	Darrow Associates, Inc.
Tel: 407-382-4003	Tel: 407-382-4003	Tel: 512-551-9296
srubin@lightpath.com	dretreage@lightpath.com	jdarrow@darrowir.com

(tables follow)

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)

	September 30,	June 30,
Assets	2020	2020
Current assets:
Cash and cash equivalents	$5,386,587	$5,387,388
Trade accounts receivable, net of allowance of $10,153 and $9,917	6,258,927	6,188,726
Inventories, net	9,647,434	8,984,482
Other receivables	—	132,051
Prepaid expenses and other assets	666,501	565,181
Total current assets	21,959,449	21,257,828

Property and equipment, net	12,270,410	11,799,061
Operating lease right-of-use assets	1,502,488	1,220,430
Intangible assets, net	6,426,694	6,707,964
Goodwill	5,854,905	5,854,905
Deferred tax assets, net	659,000	659,000
Other assets	27,737	75,730
Total assets	$48,700,683	$47,574,918
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,337,477	$2,558,638
Accrued liabilities	1,161,796	992,221
Accrued payroll and benefits	1,976,053	1,827,740
Operating lease liabilities, current	814,307	765,422
Loans payable, current portion	881,350	981,350
Finance lease obligation, current portion	284,008	278,040
Total current liabilities	7,454,991	7,403,411

Finance lease obligation, less current portion	205,966	279,435
Operating lease liabilities, noncurrent	1,075,781	887,766
Loans payable, less current portion	4,296,670	4,437,365
Total liabilities	13,033,408	13,007,977

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
44,500,000 shares authorized; 26,102,831 and 25,891,885
shares issued and outstanding	261,028	258,919
Additional paid-in capital	230,905,905	230,634,056
Accumulated other comprehensive income	1,465,200	735,892
Accumulated deficit	(196,964,858)	(197,061,926)
Total stockholders’ equity	35,667,275	34,566,941
Total liabilities and stockholders’ equity	$48,700,683	$47,574,918

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended
	June 30,
	2020	2019
Revenue, net	$9,508,972	$7,551,930
Cost of sales	5,658,780	5,161,112
Gross margin	3,850,192	2,390,818
Operating expenses:
Selling, general and administrative	2,440,477	2,341,778
New product development	450,497	428,411
Amortization of intangibles	281,271	283,521
Gain on disposal of property and equipment	(45)	(50,000)
Total operating expenses	3,172,200	3,003,710
Operating income (loss)	677,992	(612,892)
Other income (expense):
Interest expense, net	(58,549)	(98,541)
Other income (expense), net	(87,735)	(515,406)
Total other income (expense), net	(146,284)	(613,947)
Income (loss) before income taxes	531,708	(1,226,839)
Income tax provision	434,640	148,318
Net income (loss)	$97,068	$(1,375,157)
Foreign currency translation adjustment	729,308	53,766
Comprehensive income (loss)	$826,376	$(1,321,391)
Earnings (loss) per common share (basic)	$0.00	$(0.05)
Number of shares used in per share calculation (basic)	25,982,260	25,826,771
Earnings (loss) per common share (diluted)	$0.00	$(0.05)
Number of shares used in per share calculation (diluted)	28,432,275	25,826,771

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Changes in Stockholders' Equity
(unaudited)

				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2020	25,891,885	$258,919	$230,634,056	$735,892	$(197,061,926)	$34,566,941
Issuance of common stock for:
Employee Stock Purchase Plan	3,306	33	10,976		—	11,009
Exercise of stock options, net	207,640	2,076	124,024		—	126,100
Stock-based compensation on stock options & RSUs	—	—	136,849	—	—	136,849
Foreign currency translation adjustment	—	—	—	729,308	—	729,308
Net income	—	—	—	—	97,068	97,068
Balances at September 30, 2020	26,102,831	$261,028	$230,905,905	$1,465,200	$(196,964,858)	$35,667,275

Balances at June 30, 2019	25,813,895	$258,139	$230,321,324	$808,518	$(197,928,855)	$33,459,126
Issuance of common stock for:
Employee Stock Purchase Plan	13,370	134	12,033	—	—	12,167
Exercise of RSUs, net	4,394	44	(44)	—	—	—
Stock-based compensation on stock options & RSUs	—	—	98,459	—	—	98,459
Foreign currency translation adjustment	—	—	—	53,766	—	53,766
Net loss	—	—	—	—	(1,375,157)	(1,375,157)
Balances at September 30, 2019	25,831,659	$258,317	$230,431,772	$862,284	$(199,304,012)	$32,248,361

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net income (loss)	$97,068	$(1,375,157)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	826,308	892,072
Interest from amortization of debt costs	4,643	4,643
Gain on disposal of property and equipment	(45)	(50,000)
Stock-based compensation on stock options & RSUs, net	136,849	98,459
Change in operating lease liabilities	(45,158)	(24,844)
Inventory write-offs to allowance	112,282	—
Changes in operating assets and liabilities:
Trade accounts receivable	(70,201)	682,975
Other receivables	132,051	353,695
Inventories	(775,234)	(332,161)
Prepaid expenses and other assets	147,148	190,940
Accounts payable and accrued liabilities	96,727	9,443
Net cash provided by operating activities	662,438	450,065

Cash flows from investing activities
Purchase of property and equipment	(1,216,817)	(256,573)
Proceeds from sale of equipment	—	50,000
Net cash used in investing activities	(1,216,817)	(206,573)

Cash flows from financing activities
Proceeds from exercise of stock options	126,100	—
Proceeds from sale of common stock from Employee Stock Purchase Plan	11,009	12,167
Payments on loan payable	(245,338)	(145,338)
Repayment of finance lease obligations	(67,501)	(103,618)
Net cash used in financing activities	(175,730)	(236,789)
Effect of exchange rate on cash and cash equivalents and restricted cash	729,308	53,766
Change in cash and cash equivalents and restricted cash	(801)	60,469
Cash and cash equivalents and restricted cash, beginning of period	5,387,388	4,604,701
Cash and cash equivalents and restricted cash, end of period	$5,386,587	$4,665,170

Supplemental disclosure of cash flow information:
Interest paid in cash	$54,089	$95,870
Income taxes paid	$241,293	$57,660

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.
Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

	(unaudited)
	Three Months Ended:
	September 30, 2020	September 30, 2019
Net income (loss)	$97,068	$(1,375,157)
Depreciation and amortization	826,308	892,072
Income tax provision	434,640	148,318
Interest expense	58,549	98,541
EBITDA	$1,416,565	$(236,226)
% of revenue	15%	-3%